SUPPLEMENT TO
                            TRANSFER AGENCY AGREEMENT
                            Dated as of June 3, 2002

Reference is hereby made to that certain Transfer Agency Agreement between The Victory Portfolios (the "Company") and BISYS Fund Services Ohio, Inc. ("BISYS") in effect as of the date hereof (the "Agreement") and dated April 1, 2002.

WHEREAS, the provisions of the Agreement, including Section 1 of the Agreement and Schedule B to the Agreement, provide that BISYS may provide such additional services as may be reasonably requested by the Company, and that such additional services may be subject to an additional charge;

WHEREAS, the Company intends to enter into a Supplemental Fund Services Agreement ("Services Agreement") with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") with respect to certain of its underling investment portfolios which are set forth on Exhibit A hereto, which may be amended from time to time upon mutual agreement of the parties hereto (collectively referred to as the "Funds" and individually as a "Fund");

WHEREAS, the Company requests that BISYS perform certain additional services in connection with the arrangement covered by the Services Agreement; and

WHEREAS, BISYS is willing to provide such additional services with respect to the Funds, on the terms and conditions set forth in this supplement to the Agreement (this "Supplement").

NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, and set forth under the Agreement, the parties agree as follows:

1. Merrill Lynch provides recordkeeping and investment related services to certain employee benefit plans (the "Plans"). The Plans or the plan participants ("Participants") wish to invest in the Funds and Merrill Lynch is the record owner of the shares of the Funds and maintains such ownership through an omnibus account ("Omnibus Account") established for each Fund. For each Fund, BISYS will recognize one Omnibus Account in Merill Lynch's name and will provide the following services in relation to each account:

Procedures for Purchases and Redemptions of Fund Shares.

In accordance with the Services Agreement, on each day the New York Stock Exchange is open for business ("Business Day") Merrill Lynch or its agent may receive instructions from Participants for the purchase, redemption and exchange of shares of the Funds. The Services Agreement provides that Instructions received after 4:00 p.m. Eastern Time ("ET") or the close of regular trading on the New York Stock Exchange, whichever is earlier (the "Close of Business"), on any Business Day will be treated as if received on the next following Business Day.

        (i) By 11:00 a.m. ET on the next Business Day following receipt of such instructions by Merrill Lynch, in accordance with the Services Agreement, Merrill Lynch will provide to BISYS (as agent of the Fund) via the NSCC Defined Contribution Platform (which utilizes the "as of" record layout within Fund/SERV) or the NSCC Fund/SERV Platform one or more files detailing the instructions received with respect to the Omnibus Account prior to the Close of Business on the prior Business Day. Such instructions shall be effected at the public offering price of the shares calculated as of the close of trading on the prior Business Day. BISYS acknowledges that in accordance with the Services Agreement, if for any reason Merrill Lynch is unable to transmit the file(s) with respect to any Business Day, Merrill Lynch will notify BISYS by 11:00 a.m. ET on the next following Business Day.

        (ii) By 7:00 p.m. Eastern Time ("ET") each Business Day, BISYS will take appropriate efforts to provide to Merrill Lynch by means of the NSCC Profile,
(i) the Fund's net asset value at the Close of Business, (ii) in the case of income Funds, the daily accrual or interest rate factor (mil rate) and (iii) when applicable, the record date, ex-dividend date and payable date information for dividends and capital gains. In lieu of transmitting this information through the NSCC Profile medium, BISYS may provide such information through an alternative channel.

        (iii) For purchase and redemption instructions with respect to a Fund, Merrill Lynch and BISYS will settle the purchase and redemption transactions referred to above and received in good order, via the NSCC Fund/SERV settlement process on the next Business Day following the effective trade date. BISYS will provide to Merrill Lynch a daily transmission of positions and trading activity taking place in the Omnibus Accounts using the proprietary Inventory Control System ("ICS").

2. The services to be provided pursuant to this Supplement are provided in accordance with, and subject to, all of the terms and conditions of the Agreement, including but not limited to the terms of Section 6 (Standard of Care; Uncontrollable Events; Limitation of Liability) and Section 9 (Indemnification) of the Original Agreement. The services to be provided relate only to the Shares of the Funds specified in Schedule A, as amended from time to time. Except to the extent specifically set forth herein, all provisions of the Agreement remain unaffected by this Supplement and remain in full force and effect.

3. The Company represents and warrants that it has full power and authority to enter into and perform the Services Agreement, that the Services Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties. The Company agrees and acknowledges that (i) except as specifically provided hereunder, BISYS makes no representations concerning, and takes no responsibility for, the Services Agreement, and (ii) the Company is not relying upon BISYS to review or evaluate the Services Agreement on behalf of the Company.

4. The Company shall provide BISYS with a copy of the executed Services Agreement and any subsequent amendments to the executed Services Agreement. The Company shall promptly notify BISYS in the event that (i) the Services Agreement is terminated by any party thereto, (ii) any representation or warranty set forth in Section 3 of this Supplement is no longer true and accurate for any reason, or (iii) if the Company is unable to continue to perform any of its obligations under the Services Agreement for any reason (other than an inability to perform due to an inability or failure of BISYS to perform its services hereunder).

If the Company notifies BISYS of any of the foregoing items (i)-(iii) above, or if any of the foregoing items (i)-(iii) occurs, BISYS may terminate the services provided under this Supplement upon notice to the Company.

5. BISYS shall not charge additional compensation, for the services to be rendered by BISYS hereunder, over and above such compensation as is already provided for in the Agreement. However, in addition to and not in limitation of the provisions of the Agreement governing the termination of the Agreement, BISYS may terminate the services provided under this Supplement upon ninety (90) days written notice to the Company. For the avoidance of doubt, a termination of the services hereunder by BISYS in a manner authorized hereunder shall not be construed as a breach of the Agreement by BISYS.

        IN WITNESS WHEREOF, the parties have executed this Supplement to the Agreement as of the date first written above.

                                          THE VICTORY PORTFOLIOS


                                          By: /s/ Kathleen A. Dennis
                                             ---------------------------------
                                              Title:  President


                                          BISYS FUND SERVICES OHIO, INC.


                                          By: /s/ Frederick J. Naddaff
                                              ---------------------------------
                                              Title:  President

                                  ATTACHMENT A



           Class   Fund Name                        Symbol      CUSIP
           C       Victory Diversified Stock Fund   VDSCX       926464157
           C       Victory Nasdaq-100 Index Fund    VNICX       926464140
           C       Victory Real Estate Fund         VRECX       926464165
           C       Victory Fund For Income          VFFCX       926464173
           A       Victory Value Fund               SVLSX       926464868
           A       Victory Growth Fund              SGRSX       926464793
           A       Victory Diversified Stock Fund   SRVEX       926464603
           A       Victory Real Estate Fund         VREIX       926464579
           A       Victory Convertible Securities   SBFCX       926464538
                   Fund
           A       Victory Balanced Fund            SBALX       926464876
           A       Victory Special Value Fund       SSVSX       926464843
           A       Victory Fund for Income          IPFIX       926464751